TSI Incorporated
500 Cardigan Road
P.O. Box 64394
St. Paul, MN   55164-0391

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                                      STOP!
                 DON'T ALLOW TSI INCORPORATED TO BE TAKEN OVER!


June 25, 1999

Dear Fellow Stockholder,

An individual named J. J. Fauth and his newly formed entity called the "JJF Group, Inc." have made an unsolicited $12.50 per share proposal that has been determined inadequate by your Board of Directors.

DON'T BE MISLED! You may shortly receive proxy solicitation materials from the "JJF Group" asking you to support their efforts to replace three members of the Board of Directors, among other things. It is clear that this group's agenda is to force a sale of TSI and to take the company private. They want to replace the well-qualified and dedicated members of your Board with their nominees and to strip away certain defense mechanisms enacted to protect stockholders. DO NOT HELP THEM FACILITATE A PURCHASE AT AN INADEQUATE PRICE!

                           DO NOT VOTE ANY PROXY CARDS
                     UNTIL YOU HEAR MORE FROM YOUR COMPANY!

We will shortly mail to you proxy material including YOUR COMPANY'S WHITE PROXY CARD. This material will discuss the reasoning behind our decision to reject this inadequate proposal. We urge you to NOT VOTE ANY PROXY CARD sent to you by this dissident group.
Please wait to hear more from your company. We appreciate your patience and your support.

In the meantime, if you have any questions please call our proxy solicitor Corporate Investor Communications, Inc. toll-free at (877) 460-9337.

Thank you for your continued trust and support.

On behalf of your Board of Directors,

/s/ James E. Doubles

James E. Doubles
Chairman, President and
Chief Executive Officer